ENGAGEMANT AGREEMENT

ENGAGEMENT AGREEMENT (“Agreement”) is entered into effective as of the 7th day of August, 2009, between IMAGENETIX, INC., a Nevada corporation (the “Company”), and Lowell Giffhorn (“Consultant”).

WHEREAS, Consultant is presently serving as the Treasurer and CFO of the Company without a written consultant agreement, and

WHEREAS, the Company wishes to ensure the continued service of Consultant to the Company pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Position and Duties.

(a) Effective as of the date of this Agreement (the “Effective Date”), and until the second anniversary of the Effective Date (the “Initial Term”), the Consultant will be retained by the Company on a part-time basis as its CFO and Treasurer.  The Initial Term shall be automatically renewed for additional periods of two (2) years (each, a “Renewal Term”) unless written notice to the contrary shall be given by either party to the other not less than thirty (30) days prior to the end of the Initial Term or the Renewal Term.  The Initial Term and the Renewal Term are referred to herein as the “Term”.

(b) The Consultant agrees to perform the duties of his position and such other duties consistent with those of a chief financial officer as may reasonably be assigned to the Consultant from time to time. The Consultant also agrees that, while consulting for the Company, the Consultant will devote a significant portion of his business time and efforts to the advancement of the business and interests of the Company and its subsidiaries and to the discharge of his duties and responsibilities for them. (c) The Company agrees to maintain a corporate office in San Diego County, California sufficient to support senior management, including the incorporation of related functions (for example, but not to be limited to, administrative, sales and marketing positions).

2. Compensation and Benefits. During the Consultant’s consulting, as compensation for all services performed by the Consultant for the Company and its subsidiaries, the Company will provide the Consultant the following pay and benefits:

(a) Monthly Base Consulting Fee. The Company will pay the Consultant a base consulting fee at the rate of Seven Thousand Five Hundred Dollars ($7,500) payable on the first day of every month.

 (b) Stock Options. Consultant shall be eligible to receive options to purchase shares of common stock of the Company in such amounts and at such exercise prices as the Board of Directors may determine from time to time.

 (c) Business Expenses. The Company will pay or reimburse the Consultant for all reasonable business expenses incurred or paid by the Consultant in the performance of his duties and responsibilities for the Company. Reimbursements shall be subject to such reasonable substantiation and documentation as the Company may specify from time to time.

(d) Bonus Compensation. The Consultant shall be eligible to receive a bonus equal to six percent (6%) of the Company’s net income before taxes and research and development expenses during the prior fiscal year, up to a maximum of fifty percent (50%) of the annual base consulting fee.

3. Termination of Engagement. The consulting under this Agreement shall continue until terminated pursuant to this Section 3.

(a) The Company may terminate the Consultant’s consulting for Cause with at least thirty (30) days advance written notice to the Consultant setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means any of the following: (i) the Consultant’s continued and substantial violations of his duties or willful and material disregard of reasonable directives from the President, after Consultant has received a written demand for performance from the President that sets forth the factual basis for the Company’s belief that Consultant has not substantially performed his duties or willfully disregarded directives from the President (ii) the Consultant’s  moral turpitude, material dishonesty or gross misconduct in the performance of his duties which has materially and demonstrably injured the finances or future business of the Company or any of its subsidiaries as a whole; (iii) the Consultant’s material breach of this Agreement; or, (iv) the Consultant’s  conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement, or the like involving the Company’s property; provided, however, that no such act or event described in clauses (i) and (iii) of this paragraph (a) shall constitute Cause hereunder if the Consultant has materially cured such act or event during the applicable thirty (30) day notice period.

(b) The Consultant may terminate his consulting for Good Reason with at least thirty (30) days advance written notice to the Company setting forth in reasonable detail the nature of the Good Reason.

4. Severance Payments and Other Matters Related to Termination.

(a) In the event of termination of the Consultant’s consulting with the Company other than for Cause or the Consultant’s termination of consulting for Good Reason, (i) the Consultant shall be entitled to receive a lump sum cash severance amount equal to two hundred (200%) percent of Consultant’s then current annual base consulting fee and earned but unpaid bonus payment.

(b) In the event of termination of the Consultant’s consulting with the Company for Cause or the Consultant’s unilateral termination other than for Good Reason, the Company will pay the Consultant any base consulting fee earned but not paid through the date of termination. The Company shall have no obligation to the Consultant for bonus or severance payments, which shall be the sole remedy of the Company in the event of such termination.

5. Change of Control Benefits. Change of Control shall be defined as a transaction or series of transactions where the shareholders of the Company immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company. If Consultant is terminated without Cause or resigns for Good Reason upon or during the twelve (12) month period after the effective date of a Change of Control, the Consultant shall automatically become fully vested in all of his then-outstanding equity awards, any accrued but unpaid consulting fees, or bonus payment, and the Consultant shall be entitled to receive the consideration set forth in section 4(a) hereof and shall be entitled to receive an additional cash severance amount equal to $90,000.

6. Indemnification and Insurance.

(a) The Company agrees that (i) if the Consultant is made a party, or is threatened to be made a party to any proceeding by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or any of its Affiliates, or (ii) if any claim is made, or is threatened to be made, that arises out of or relates the Consultant’s service in any of the foregoing capacities, then the Consultant shall be indemnified and held harmless by the Company to the fullest extent legally permitted, or authorized, by the certificate of incorporation, bylaws, other organizational documents, or Board resolutions of the Company, against any and all costs, expenses, liabilities and losses (including, without limitation, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, reasonable attorneys’ fees, and amounts paid or to be paid in settlement) incurred or suffered by the Consultant in connection herewith and such indemnification shall continue as to the Consultant even if he has ceased to be a consultant or representative of the Company and shall inure to the benefit of the Consultant’s heirs, executors, administrators and legal representatives. No amendment of the Company’s certificates of incorporation or bylaws shall be effective to reduce any of the Consultant’s rights to indemnification, or advancement of costs and expenses, under this Section 5.

(b) During the term of consulting and for a period of six years thereafter, the Company shall procure and keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Consultant.

  7.  Non-compete.  The Consultant shall not engage in a business in any manner similar to or in competition with the Company or the Company’s Affiliates during the term of his engagement.  Furthermore, the Consultant shall not engage in a business in any manner similar to, or in competition with, the Company’s business for a period of one year from the date of termination of his engagement for any reason with the Company.

8. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

9. Assignment. Neither the Consultant nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Consultant and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

10. Independent Contractor.

(a) The parties expressly understand and agree that Consultant is acting as an independent contractor unrelated to the Company or any of its parent or subsidiary companies or affiliates. Nothing in this Agreement creates or is intended to create a relationship, express or implied, of employer-employee principal-agent, partnership or joint venture between the Company and Consultant.

      (b) Consultant shall determine the manner and methods utilized to achieve the results desired by the Company and shall be responsible for his own benefits, federal and state income tax withholding, FICA or FUTA.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Miscellaneous. This Agreement sets forth the entire agreement between the Consultant and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Consultant’s consulting. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Consultant and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

13. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

IMAGENETIX, INC.

By:
Name:
Title:

Lowell Giffhorn